Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Pulse Electronics Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 033-35334, 033-63203, 333-55751, 333-94073, 333-64068, 333-64060, 333-160522, 333-180107, 333-182131, and 333-178542) on Form S-8 of Pulse Electronics Corporation of our report dated March 13, 2013, with respect to the consolidated balance sheet of Pulse Electronics Corporation and subsidiaries as of December 28, 2012 and the related consolidated statements of operations, comprehensive loss, cash flows, and changes in shareholders’ deficit for the year then ended, which report appears in the December 28, 2012 annual report on Form 10-K of Pulse Electronics Corporation.

/s/ KPMG LLP

San Diego, California
March 12, 2014